Exhibit 10.11
EnerNOC, Inc.
Summary of 2011 Executive Officer Bonus Plan
The Company’s executive officers have the following bonus targets (expressed as a percentage of salary unless otherwise stated):

Name and Position	Target Bonus (%)
Timothy G. Healy Chief Executive Officer and Chairman	100%
David B. Brewster President	75%
David M. Samuels Executive Vice President	75%
Timothy Weller Chief Financial Officer and Treasurer	70%
Gregg M. Dixon Senior Vice President of Marketing and Sales	115%
Kevin Bligh Chief Accounting Officer	40%
     Each executive officer’s 2011 bonus amount (the “Bonus Amount”) will be determined based upon the achievement of certain pre-determined corporate performance objectives. Specifically, each executive officer’s Bonus Amount will be based entirely on the Company’s achievement of certain revenue, earnings per share and free cash flow targets applicable to 2011, which targets have been set by the Board. The bonuses will be paid within 90 days of the determination of the Bonus Amounts. Actual Bonus Amounts may be higher or lower than the executive’s bonus target.